Exhibit 5.1



September 11, 2000


Menlo Acquisition Corporation
100 Misty Lane
Parsippany, New Jersey  07054

Dear Sirs:

In connection with the pending registration under the Securities Act of 1933, as amended (the "Act"), of 525,000 shares of common stock, par value $.0001 per share, of Menlo Acquisition Corporation, a Delaware corporation (the "Company"), offered for sale pursuant to the Menlo Acquisition Corporation 1999 Stock Option Plan, (the "Shares"), we have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion. On the basis of such examination, we advise you that, when the Company's Registration Statement on Form S-8 relating to such Shares has become effective under the Act and the Shares have been issued and sold as contemplated by such Plan, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to such Registration Statement.

Very truly yours,

LOWENSTEIN SANDLER  PC